SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   September 11, 2008

ALLIANCE RECOVERY CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

(FORMER NAME)

DELAWARE	333-121659	30-0077338
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

1000 N.W., ST
Suite 1200
Wilmington, DE 19801
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(302) 651-0177
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On September 11, 2008 Alliance Recovery Corporation (the “Company”), in consultation with the Audit Committee of its Board of Directors and Webb & Company, P.A., its independent registered public accounting firm, determined that the June 30, 2008 financial statements should no longer be relied on because the value of 1,700,000 of options granted to the Company’s officers and directors were not included in the interim financial statements. The effect of the restatement will increase the net loss for the three and six months ended June 30, 2008 by $522,224 and our loss per share by $(.02) for the three and six months ended June 30, 2008. The restatement did not have any effect on the balance sheet and/or statement of cashflows.

The Audit Committee and Management of the Company, upon knowledge of the factors that would lead to the Company's restatement of prior period reports, acted promptly to determine the effect on the disclosure controls and procedures of the Company. Furthermore, the Audit Committee of the Company promptly discussed the matters referred to above with the Company's independent registered public accountants.

In evaluating these controls and procedures and circumstances leading to the aforementioned omission, the Company is establishing specific controls related to these matters and will review its conclusions on these controls both internally and with qualified third party accounting experts. In addition, the Company will adopt new controls on its’ internal and external reporting, and verification procedures to include our third party accountants and attorneys.

It is Management's opinion that although the omission referred to above is material, the current development, business, operations and shareholders are not materially impacted as a result of this omission.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE RECOVERY CORPORATION

By:	/s/ Peter Vaisler
Peter Vaisler, Chief Executive Officer

Dated: September 12, 2008